Filed pursuant to Rule 433(d)
Registration Statement No. 333-134691

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the base prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling toll-free 1-877-867-2654.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

$245,625,000
 (Approximate)

(Sponsor, Seller & Servicer)

Preliminary Term Sheet

Home Equity Mortgage Loan Asset-Backed Trust,

Series INDS 2007-2
(Issuing Entity)

IndyMac ABS, Inc.
(Depositor)

MBIA Insurance Corporation
 (Certificate Insurer)

March 9, 2007

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw your indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS
Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or
(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or
(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded. Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

COMPUTATIONAL MATERIALS

The attached information contains certain tables and other statistical analyses (the "Computational Materials") that have been prepared by UBS Securities LLC. Numerous assumptions (including preliminary assumptions about the pool assets and structure) were used in preparing the Computational Materials that may or may not be reflected herein. Any such information or assumptions are subject to change. The information in this free writing prospectus may reflect assumptions specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you. In addition, it is possible that prepayments on the underlying assets will occur at rates slower or faster than the rates shown in the attached Computational Materials. Furthermore, unless otherwise provided, the Computational Materials assume no losses on the underlying assets and no interest shortfalls. These Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.

IndyMac Bank, F.S.B.

Home Equity Mortgage Loan Asset-Backed Trust,
Series INDS 2007-2
$245,625,000 (Approximate)

Structure Overview

Class(1),(6)	Class Certificate Balance(2)	Certificate Type	Expected WAL (yr) Call(3)/ Maturity(4)	Expected Payment Window Call(3) / Maturity(4)	Final Scheduled Distribution Date (5)	Expected Ratings (S / M)
A(7), (8)	$245,625,000	FLT / SR	1.86 / 1.86	1-57 / 1-57	April 2037	AAA / Aaa

(1)	The Class A Certificates will be subject to the Net WAC Cap as described herein.
(2)	Subject to a variance of +/- 10%.
(3)	To 10% Optional Termination at the Pricing Speed.
(4)	To maturity at the Pricing Speed.
(5)	The Final Scheduled Distribution Date is April 2037. This date represents the Distribution Date occurring in the first month following the maturity date of the latest maturing Mortgage Loan.
(6)
Beginning with the first Distribution Date after the Optional Termination Date, the certificate margin for the Class A Certificates will increase to two times (2x) such Certificate’s initial certificate margin.

(7)	The Class A Certificates will be insured by the Certificate Insurer.
(8)	The initial Overcollateralization Amount will be approximately 1.75% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

Pricing Speed
Fixed-Rate Mortgage Loans:	15% CPR in month 1, building linearly to 35% CPR over 12 months.

Transaction Overview

Issuing Entity:	Home Equity Mortgage Loan Asset-Backed Trust, Series INDS 2007-2.

Depositor:	IndyMac ABS, Inc.

Sponsor, Seller and Servicer:	IndyMac Bank, F.S.B.

Lead Underwriter:	UBS Securities LLC

Co-Managers:	IndyMac Securities Corp.

Trustee / Custodian:	Deutsche Bank National Trust Company.

Certificate Insurer:	MBIA Insurance Corporation

Swap Provider:	[TBD]

Class A Certificates:	The Class A Certificates (the “Offered Certificates”).

Non-Offered Certificates:	The Class C Certificates, Class P Certificates and Class R Certificates (the “Non-Offered Certificates”).

Expected Pricing Date:	The week of March 12, 2007.

Expected Closing Date:	On or about March 20, 2007.

Cut-off Date:	March 1, 2007.

Record Date:	With respect to the Certificates, the close of business on the business day immediately preceding the related Distribution Date.

Distribution Date:	The 25th day of each month (or if such 25th day is not a business day, the next succeeding business day), commencing in April 2007.

Determination Date:	With respect to any Distribution Date, the 18th day of the month in which such Distribution Date occurs or, if such day is not a business day, the business day immediately preceding such 18th day.

Remittance Period:
With respect to any Distribution Date, the period commencing on the second day of the month immediately preceding the month in which such Distribution Date occurs, and ending on the first day of the month in which such Distribution Date occurs.

Prepayment Period:
With respect to any Distribution Date, the period commencing on the sixteenth day of the month immediately preceding the month in which such Distribution Date occurs, (or, in the case of the first Distribution Date, March 1, 2007) and ending on the fifteenth day of the month in which such Distribution Date occurs.

Transaction Overview (Continued)
Interest Accrual Period:
With respect to the first Distribution Date, interest on the Class A Certificates will accrue from the Closing Date to and including the day prior to the first Distribution Date. With respect to any Distribution Date thereafter, interest on the Class A Certificates will accrue during the period from and including the preceding Distribution Date to and including the day prior to the current Distribution Date.

Mortgage Loans:
On the Closing Date a pool of fixed-rate, second lien, residential, closed-end, prime and subprime mortgage loans (the “Mortgage Loans”) will be delivered to the trust.
The information set forth herein, unless otherwise stated, is calculated as of the Cut-off Date with respect to a preliminary pool of Mortgage Loans expected to be part of those delivered to the trust on the Closing Date (the “Statistical Pool”). The Statistical Pool consists of 2,416 Mortgage Loans with an aggregate scheduled principal balance as of the Cut-off Date of approximately $154,044,649 (the “Statistical Cut-Off Date Balance”).
The aggregate principal balance of the Mortgage Loans included in the trust on the Closing Date is expected to be approximately $250,000,000. It is expected that the aggregate scheduled principal balance of the Mortgage Loans delivered to the trust on the Closing Date will not vary from the foregoing balance by more than plus or minus 5%.
The principal balances of the Mortgage Loans as of the Cut-off Date represent balances as of March 1, 2007 after giving effect to scheduled principal payments due on or before that date, whether or not received.

Servicing Fee Rate:	0.500% per annum.

Trustee Fee Rate:	0.010% per annum.

Optional Termination:
The Servicer will be permitted to purchase all of the Mortgage Loans and REO properties and retire the Class A Certificates on or after the Optional Termination Date. If the Servicer fails to exercise such option and any portion of the Class A Certificates remains outstanding, the Certificate Insurer has the right to exercise such Optional Termination. The Optional Termination may not be exercised without the consent of the Certificate Insurer if it would result in a draw on the Class A Certificate Insurance Policy or if any amount owed to the Certificate Insurer would remain unpaid.

Optional Termination Date:
The first Distribution Date on which the aggregate stated principal balance of the Mortgage Loans, after giving effect to distributions to be made on that Distribution Date, is less than 10% of the Cut-off Date Balance.

Minimum Denominations:	$100,000 and integral multiples of $1 in excess thereof.

Taxation:	The Issuing Entity will be established as one or more REMICs for federal income tax purposes.

Form of Registration:
It is expected that delivery of the Class A Certificates will be made in book-entry form through the Same-Day Funds Settlement System of The Depository Trust Company, which may include delivery through Clearstream, Société Anonyme or Euroclear System.

ERISA Considerations:
The Class A Certificates may be purchased by plans or persons using plan assets. During the period that the supplemental interest trust (which holds the Swap Agreement) is outstanding, plan investors will be required to represent that they have available certain exemptions based upon the identity of the plan or the fiduciary making the investment decisions on behalf of the plan.

SMMEA Eligibility:	The Class A Certificates will not be SMMEA eligible.

Credit Enhancement

Credit Enhancement:                                                             1)  The Certificate Insurer will unconditionally guarantee timely distribution of interest, timely distribution of principal to the Class A Certificates in respect to any undercollateralized amounts and ultimate distribution of principal on the Class A Certificates.
2) Overcollateralization, as described herein.
3) Excess cashflow.

Overcollateralization Amount:
The Overcollateralization Amount (the “OC") with respect to any Distribution Date will be the excess, if any, of (a) the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Remittance Period over (b) the Class Certificate Balance of the Class A Certificates (after taking into account the distribution of principal on such Distribution Date). The initial amount of overcollateralization is expected to be approximately 1.75% of the aggregate stated principal balance of the mortgage loans as of the cut-off date.

Available Funds:
With respect to any Distribution Date, the excess of (x) the scheduled amounts collected on the Mortgage Loans during the related Remittance Period or advanced in respect thereof, prepayments received during the related Prepayment Period and other unscheduled amounts received during the prior calendar month (net of the Servicing Fee and Trustee Fee) over (y) the sum of (i) any Net Swap Payments paid by the trust and (ii) any Swap Termination Payment paid by the trust (other than certain Swap Termination Payments resulting from an event of default or certain termination events with respect to the Swap Provider).

Net Monthly Excess Casfhlow:	With respect to any Distribution Date, the excess of the Interest Remittance Amount over amounts distributed pursuant to the “Interest Distribution Priority”.

Swap Agreement
Swap Agreement:
On the Closing Date, the Trustee, acting on behalf of a separate trust created under the pooling and servicing agreement (the “Supplemental Interest Trust”), will enter into a Swap Agreement with a swap provider (the “Swap Provider”) with an initial notional amount of approximately $250,000,000. Under the Swap Agreement, on or prior to each Distribution Date commencing April 2007 and ending after the Distribution Date in March 2014, the Trustee, on behalf of the Supplemental Interest Trust, will be obligated to pay to the Swap Provider an amount equal to the product of (i) a fixed rate of [ ]% (per annum), (ii) the lesser of (x) the scheduled notional amount for such Distribution Date as set forth in the Swap Agreement, and (y) the aggregate principal balance of the Mortgage Loans on the first day of the related Remittance Period (such lesser amount, the “Swap Notional Amount”) and (iii) a fraction, the numerator of which is 30, or for the first Distribution Date, the number of days elapsed from and including the effective date (as described in the Swap Agreement) to but excluding the first Distribution Date (determined on a 30/360 basis), and the denominator of which is 360, and the supplemental interest trust will be entitled to receive from the Swap Provider, for the benefit of the certificateholders, an amount equal to the product of (i) One-Month LIBOR (as determined pursuant to the Swap Agreement), (ii) the Swap Notional Amount for such Distribution Date, and (iii) a fraction, the numerator of which is equal to the actual number of days in the related Accrual Period and the denominator of which is 360.

Only the net amount of the foregoing obligations between the Swap Provider and Trustee, on behalf of the Supplemental Interest Trust, referred to as a “Net Swap Payment”, will be paid by the appropriate party. To the extent that the Trustee, on behalf of the Supplemental Interest Trust, is obligated to make a Net Swap Payment on any Distribution Date, amounts otherwise available to certificateholders will be applied to make a net payment to the Supplemental Interest Trust for payment to the Swap Provider.

The Swap Agreement and any payments made by the Swap Provider thereunder will be assets of the Supplemental Interest Trust and will not be assets of any REMIC.

Upon early termination of the Swap Agreement, the Supplemental Interest Trust or the Swap Provider may be required to make a termination payment (the ‘‘Swap Termination Payment’’) to the other party (regardless of which party caused the termination). The Swap Termination Payment will be computed in accordance with the procedures set forth in the Swap Agreement based on conditions at the time of termination. In the event that the supplemental interest trust is required to make a Swap Termination Payment, that payment will be paid on the related Distribution Date, and on any subsequent Distribution Dates until paid in full, prior to distributions to certificateholders (other than in the case of a Swap Termination Payment due to a Swap Provider trigger event).

Swap Agreement (continued)
Swap Agreement Distribution:
On each Distribution Date, amounts deposited into the Supplemental Interest Trust for distribution to the Swap Provider will be distributed in the following order of priority:
(i)  to pay any Net Swap Payment owed to the Swap Provider pursuant to the Swap Agreement for such Distribution Date; and
(ii)  to pay any Swap Termination Payment (not caused by a Swap Provider trigger event) owed to the Swap Provider pursuant to the Swap Agreement and not previously paid.

On each Distribution Date, any Net Swap Payment received from the Swap Provider and deposited into the Supplemental Interest Trust for distribution to the Class A Certificates will be distributed on such Distribution Date, after all other distributions have been made (other than distributions of amounts paid under the Certificate Insurance Policy), in the following order of priority:

(i)  to pay any Unpaid Interest Amounts on the Class A Certificates, after taking into account amounts received from excess cashflow,
(ii)  to the Certificate Insurer, any amounts owed to it under the insurance agreement ;
(iii)  to the Class A Certificates as a payment of principal until the Certificate Principal Balance thereof has been reduced to zero; and
(iv)  to pay any Net WAC Cap Carryforward Amount on the Class A Certificates remaining unpaid after taking into account amounts received from excess cashflow.

Notwithstanding any of the foregoing, the cumulative aggregate amount paid under clause (iii) above on such Distribution Date, when added to the aggregate amount distributed under clause (iii) above on all prior Distribution Dates, will not be permitted to exceed the cumulative aggregate amount of realized losses incurred on the mortgage loans since the Cut-off Date through the last day of the related Prepayment Period (reduced by the aggregate amount of subsequent recoveries received since the Cut-off Date through the last day of the related Prepayment Period). Any amounts remaining after clause (iv) above that would otherwise be distributable from the Supplemental Interest Trust on any Distribution Date under clause (iii) above, but for the foregoing proviso, will be returned to the Supplemental Interest Trust and will be included in amounts available for distribution from the Supplemental Interest Trust on the next succeeding Distribution Date, subject to the foregoing proviso in the case of amounts to be distributed under clause (iii) above.

Distribution of Interest

Pass-Through Rate:	With respect to the Class A Certificates and any Distribution Date, the lesser of (a) the Formula Rate for such Distribution Date and (b) the Net WAC Cap for such Distribution Date.

Formula Rate:
With respect to any Distribution Date, One-Month LIBOR as of the related LIBOR Determination Date plus the certificate margin. Beginning with the first Distribution Date after the Optional Termination Date, the certificate margin for the Class A Certificates will increase to two times (2x) such Certificate’s initial certificate margin.

Accrued Certificate Interest:
With respect to any Distribution Date, interest accrued during the related Interest Accrual Period on the Class Certificate Balance of the Class A Certificates, immediately prior to such Distribution Date at the then applicable Pass-Through Rate and reduced (to not less than zero), by any prepayment interest shortfalls not covered by Compensating Interest and shortfalls resulting from the application of the Servicemembers Civil Relief Act, as amended, in each case to the extent such shortfalls are not offset by interest accrued on the Class C Certificates. The Certificate Insurer will not cover shortfalls resulting from the application of the Servicemembers Civil Relief Act.

Unpaid Interest Amounts:
With respect to any Distribution Date, the sum of (i) the excess of (A) the Accrued Certificate Interest with respect to that Distribution Date and the Class A certificates over (B) the amount actually distributed to the Class A Certificates with respect to interest on such Distribution Date, (ii) the excess of (A) the Unpaid Interest Amounts from the prior Distribution Date over (B) the amount actually distributed to such Class A Certificates in respect of the Unpaid Interest Amount on such Distribution Date, and (iii) interest on such excess accrued at the Pass-Through Rate.

Compensating Interest:
The Servicer will fund an amount equal to: the lesser of (i) prepayment interest shortfalls during the related Prepayment Period and (ii) the product of (a) 0.125% multiplied by (b) one-twelfth multiplied by (c) the aggregate stated principal balance of the Mortgage Loans as of the first day of the prior month. The Certificate Insurer will not cover unpaid prepayment interest shortfalls on the Class A Certificates.

Net WAC Cap Shortfall:
Because the Mortgage Loans are fixed rate, and because the Pass-Through Rate on the Class A Certificates is calculated based on One-Month LIBOR, the application of the Net WAC Cap can result in Net WAC Cap Shortfalls on the Class A Certificates in certain periods.
To mitigate the risk of such Net WAC Cap Shortfalls, the Class A Certificates may benefit from the Swap Agreement for so long as such Swap Agreement is outstanding. The notional schedule for the Swap Agreement is available at the end of this Term Sheet. The Certificate Insurer will not cover Net WAC Cap Shortfalls.

Net WAC Cap:
For any Distribution Date, the per annum rate (subject to adjustment based on the actual number of days elapsed in the related Interest Accrual Period) equal to the weighted average of the Expense Adjusted Net Mortgage Rates of the Mortgage Loans minus (i) an amount, expressed as a per annum rate on the Mortgage Loans, equal to the sum of (x) any Net Swap Payment owed to the Swap Provider divided by the outstanding principal balance of the Mortgage Loans and (y) any Swap Termination Payment (other than any Swap Termination Payment resulting from a Swap Provider Trigger Event), payable by the Supplemental Interest Trust, divided by the outstanding principal balance of the Mortgage Loans, multiplied by 12 and (ii) the Certificate Insurer Premium Rate multiplied by a fraction, the numerator of which is the Class Certificate Balance of the Class A Certificates and the denominator of which is the outstanding principal balance of the Mortgage Loans.

Distribution of Interest (continued)
Expense Adjusted Net Mortgage Rate:
For any Distribution Date and a Mortgage Loan will be the per annum rate equal to the mortgage rate of such mortgage loan as of the first day of the month preceding the month in which the Distribution Date occurs minus the Expense Fee Rate.

Expense Fee Rate:	For any Distribution Date will equal the sum of the Servicing Fee Rate and the Trustee Fee Rate which will be 0.510% per annum.

Net WAC Cap Carryforward Amount:
For any Distribution Date, the sum of (i) the excess of (a) the amount of interest that would have accrued for such Distribution Date had the Pass-Through Rate not been subject to the Net WAC Cap, over (b) the amount of interest accrued for such Distribution Date based on the Net WAC Cap, and (ii) the undistributed portion of any such amounts from the prior Distribution Date and interest accrued thereon at the then applicable Pass-Through Rate, without giving effect to the Net WAC Cap. The Net WAC Cap Carryforward Amount will be distributed from certain amounts received by the Trustee from the Swap Agreement and possibly from the Net Monthly Excess Cashflow on a subordinated basis on the same Distribution Date or in any subsequent period to the extent of funds available. The ratings on the Certificates do not address the likelihood of the distribution of any Net WAC Cap Carryforward Amount. The Class A Certificate Insurance Policy will not cover any Net WAC Cap Carryforward Amount.

Interest Remittance Amount:	With respect to any Distribution Date, the portion of clauses (x) of Available Funds with respect to the Mortgage Loans attributable to interest.

Interest Distribution Priority:
On each Distribution Date, the Interest Remittance Amount will be distributed in the following order of priority:
(i)  to the Supplement Interest Trust, an amount equal to the sum of any Net Swap Payment and Swap Termination Payment due to the Swap Provider (other than Swap Termination Payments resulting from a Swap Provider termination event);
(ii)  to the Certificate Insurer, the premium for such Distribution Date;
(iii)  to the holders of the Class A Certificates, the Accrued Certificate Interest for such class; and
(iv)  to the Certificate Insurer, any amounts owed to it under the insurance agreement.

Distribution of Principal
Principal Distribution Amount:	With respect to any Distribution Date, the portion of clauses (x) of Available Funds with respect to the Mortgage Loans attributable to principal.

Principal Distribution Priority:
On each Distribution Date, the Principal Distribution Amount will be distributed in the following order of priority:
(i)  to the extent not paid by the Interest Remittance Amount, to the Supplement Interest Trust, an amount equal to the sum of any Net Swap Payment and Swap Termination Payment due to the Swap Provider (other than Swap Termination Payments resulting from a Swap Provider termination event);
(ii)  to the holders of the Class A Certificates, until the Class Certificate Balance thereof has been reduced to zero; and
(iii)  to the Certificate Insurer, any remaining amounts owed to it under the insurance agreement.

Realized Losses:
The excess of the stated principal balance of a defaulted Mortgage Loan over the net liquidation proceeds (that are allocated to the principal balance of such Mortgage Loan). To the extent the Servicer receives subsequent recoveries with respect to any Mortgage Loan, the amount of any Realized Loss with respect to that Mortgage Loan will be reduced by such subsequent recoveries. Realized Losses refer to the aggregate amount of losses on the Mortgage Loans.

Allocation of Realized Losses:
Any Realized Losses on the Mortgage Loans on any Distribution Date will first be absorbed or covered by Net Monthly Excess Cashflow and the Overcollateralization Amount. The Certificate Insurer will pay an amount to be distributed as principal on the Class A Certificates equal to the amount by which the Class Certificate Balance of the Class A Certificates, after all distributions of funds collected are made, exceeds the aggregate principal balances of the Mortgage Loans.

Distribution of Net Monthly Excess Cashflow
Net Monthly Excess Cashflow Distributions:
With respect to any Distribution Date, any Net Monthly Excess Cashflow will be distributed in the following order:
(i)  to the holders of the Class A Certificates as a payment of principal, until the Class Certificate Balance thereof has been reduced to zero;
(ii)  to the Class A Certificates any Net WAC Cap Carryforward Amount;
(iii)  To pay any Swap Termination Payment caused by a Swap Provider trigger event owed to the Swap Provider pursuant to the Swap Agreement and not previously paid; and
(iv)  to the Class C Certificates, as provided in the Pooling and Servicing Agreement.

Swap Agreement

Period	Accrual Start Date	Accrual End Date	Notional Schedule ($)	Period	Accrual Start Date	Accrual End Date	Notional Schedule ($)
1	3/20/2007	4/25/2007	250,000,000	43	9/25/2010	10/25/2010	61,243,871
2	4/25/2007	5/25/2007	248,358,953	44	10/25/2010	11/25/2010	59,050,810
3	5/25/2007	6/25/2007	246,361,827	45	11/25/2010	12/25/2010	56,935,972
4	6/25/2007	7/25/2007	244,010,821	46	12/25/2010	1/25/2011	54,896,573
5	7/25/2007	8/25/2007	241,309,653	47	1/25/2011	2/25/2011	52,929,932
6	8/25/2007	9/25/2007	238,263,571	48	2/25/2011	3/25/2011	51,033,459
7	9/25/2007	10/25/2007	234,879,365	49	3/25/2011	4/25/2011	49,204,659
8	10/25/2007	11/25/2007	196,758,239	50	4/25/2011	5/25/2011	47,441,125
9	11/25/2007	12/25/2007	193,324,714	51	5/25/2011	6/25/2011	45,740,533
10	12/25/2007	1/25/2008	189,628,525	52	6/25/2011	7/25/2011	44,100,645
11	1/25/2008	2/25/2008	185,680,579	53	7/25/2011	8/25/2011	42,519,300
12	2/25/2008	3/25/2008	181,492,991	54	8/25/2011	9/25/2011	40,994,415
13	3/25/2008	4/25/2008	177,079,031	55	9/25/2011	10/25/2011	39,523,981
14	4/25/2008	5/25/2008	172,453,068	56	10/25/2011	11/25/2011	38,106,059
15	5/25/2008	6/25/2008	167,630,502	57	11/25/2011	12/25/2011	36,738,779
16	6/25/2008	7/25/2008	162,627,681	58	12/25/2011	1/25/2012	35,420,340
17	7/25/2008	8/25/2008	157,461,822	59	1/25/2012	2/25/2012	34,149,003
18	8/25/2008	9/25/2008	152,152,778	60	2/25/2012	3/25/2012	32,923,089
19	9/25/2008	10/25/2008	146,722,592	61	3/25/2012	4/25/2012	31,740,982
20	10/25/2008	11/25/2008	141,484,922	62	4/25/2012	5/25/2012	30,601,121
21	11/25/2008	12/25/2008	136,433,644	63	5/25/2012	6/25/2012	29,502,002
22	12/25/2008	1/25/2009	131,562,140	64	6/25/2012	7/25/2012	28,442,173
23	1/25/2009	2/25/2009	126,864,026	65	7/25/2012	8/25/2012	27,420,236
24	2/25/2009	3/25/2009	122,333,145	66	8/25/2012	9/25/2012	26,434,839
25	3/25/2009	4/25/2009	117,963,559	67	9/25/2012	10/25/2012	25,484,682
26	4/25/2009	5/25/2009	113,749,540	68	10/25/2012	11/25/2012	24,568,508
27	5/25/2009	6/25/2009	109,685,562	69	11/25/2012	12/25/2012	23,685,106
28	6/25/2009	7/25/2009	105,766,297	70	12/25/2012	1/25/2013	22,833,309
29	7/25/2009	8/25/2009	101,986,603	71	1/25/2013	2/25/2013	22,011,989
30	8/25/2009	9/25/2009	98,341,523	72	2/25/2013	3/25/2013	21,220,060
31	9/25/2009	10/25/2009	94,826,275	73	3/25/2013	4/25/2013	20,456,476
32	10/25/2009	11/25/2009	91,436,245	74	4/25/2013	5/25/2013	19,720,224
33	11/25/2009	12/25/2009	88,166,985	75	5/25/2013	6/25/2013	19,010,330
34	12/25/2009	1/25/2010	85,014,204	76	6/25/2013	7/25/2013	18,325,854
35	1/25/2010	2/25/2010	81,973,762	77	7/25/2013	8/25/2013	17,665,891
36	2/25/2010	3/25/2010	79,041,667	78	8/25/2013	9/25/2013	17,029,564
37	3/25/2010	4/25/2010	76,214,068	79	9/25/2013	10/25/2013	16,416,032
38	4/25/2010	5/25/2010	73,487,251	80	10/25/2013	11/25/2013	15,824,481
39	5/25/2010	6/25/2010	70,857,634	81	11/25/2013	12/25/2013	15,254,126
40	6/25/2010	7/25/2010	68,321,762	82	12/25/2013	1/25/2014	14,704,212
41	7/25/2010	8/25/2010	65,876,301	83	1/25/2014	2/25/2014	14,174,008
42	8/25/2010	9/25/2010	63,518,037	84	2/25/2014	3/25/2014	13,662,811

FOR ADDITIONAL INFORMATION PLEASE CALL:

UBS Investment Bank

ABS Banking

Paul Scialabba	(212) 713-9832
Patrick Fitzsimonds	(212) 713-6271
Andrew Kennedy	(212) 713-4950
Sharmeen Khan	(212) 713-6252
Awilda Mendez	(212) 713-4556

Structuring/Collateral
Michael Leung	(212) 713-8661
Verdi Contente	(212) 713-2713
Henry Zhang	(212) 713-8589
John McBride	(212) 713-2423
Davin Tarr	(212) 713-9284

Trading/Syndicate
Rick Onkey	(212) 713-4002
Joe Ruttle	(212) 713-2252
Michael Boyle	(212) 713-4129

Rating Agencies

Moody’s
Gaurav Singhania	(212) 553-3854
Alexandra Lynn	(212) 553-4367
Standard & Poor’s
Frank Bruzese	(212) 438-1809